Exhibit 99.1

Copart, Inc.

For Immediate Release

Copart Reports Second Quarter Financial Results

Fairfield, Calif. (February 24, 2004) — Copart, Inc. (NASDAQ: CPRT) today reported results for the second quarter ended January 31, 2004.

Copart earned net income of $17,367,800 in the second quarter of fiscal 2004 on revenues of $92,634,900.  This quarter’s net income is 26% higher than the $13,756,500 earned in the same period of fiscal 2003 on revenues of $82,783,400.  Fully diluted earnings per share (EPS) for the quarter was $.19 compared to $.15 last year, an increase of 27%.

For the first six months of fiscal 2004, Copart earned net income of $32,609,000, or $.36 per diluted share, on revenues of $184,101,500. Copart reported net income of $28,463,000, or $.30 per diluted share, on revenues of $166,278,300 for the same period in fiscal 2003. Fully diluted earnings per share for the six months increased 20%.

The increase in earnings per share for the three and six months ended January 31, 2004 was positively impacted by the pre-tax gain on the sale of part of our fleet of vehicles.  The Company recognized a gain of $1,948,000 on the sale of fleet vehicles.  The disposal of the remaining fleet of vehicles is not expected to have a material effect on the Company’s results of operations or financial position.

“We were able to accomplish two important tasks this quarter,” said A. Jayson Adair, Copart’s President.  “All of our salvage yards were converted to VB2 by December 1, 2003 and we transitioned from a primarily owned transport fleet to an owner operator model.  We are pleased with the results we are seeing with VB2 as it continues to exceed our expectations.  We are also pleased that not only are 100% of Copart vehicles sold over the Internet, but currently over 40% of the vehicles sold are to buyers out of state, including 17% to international buyers.”

On Wednesday, February 25, at 11 a.m. Eastern time, Copart will conduct a conference call to discuss the results for the quarter. The call will be webcast live at vcall.com. A replay of the call will be available through March 1 by calling (877) 660-6853 with account number 1628 and call ID 95809.

Copart, founded in 1982, provides vehicle suppliers, primarily insurance companies, with a full range of services to process and sell salvage vehicles through auctions, principally to licensed dismantlers, rebuilders and used vehicle dealers.  Salvage vehicles are either damaged vehicles deemed a total loss for insurance or business purposes or are recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made.  The Company operates 105 facilities in the United States and Canada.  It also provides services in other locations through its national network of independent salvage vehicle processors.

NOTE: This press release contains forward-looking statements within the meaning of federal securities laws, including the deployment of our VB² Internet Virtual Auction technologies.  Our actual results could differ materially from those projected in these forward-looking statements as a result of a number of factors, many of which are outside our control.  In particular, our VB² Internet auction model may not be as successful as we currently anticipate. The financial impact of our decision to buy out truck leases will depend on our success in reselling purchased

Copart, Inc. • 4665 Business Center Drive, Fairfield, California 94534 • (707) 639-5000

trucks at favorable prices and contracting for trucking services at favorable rates.  We depend on a limited number of major suppliers of salvage vehicles.  If we are unable to maintain these supply relationships, our revenues and operating results would be adversely affected.  In addition, our revenues, operating results, financial condition, and growth rates are subject to numerous other risks, including our ability to complete and integrate new acquisitions, environmental and regulatory risks, and the other factors described under the caption “Factors That May Effect Future Results” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  We encourage investors to review these disclosures carefully.

Contact:	Simon E. Rote, Vice President of Finance & Acting Chief Financial Officer
(707) 639-5000

Copart, Inc.

Consolidated Statements of Income — 1

(Dollars in thousands, except per share data)

	Three Months Ended January 31,
	2004	2003

Revenues	$92,635	$82,783

Operating costs and expenses:
Yard and fleet	50,142	48,197
General and administrative	8,591	6,476
Depreciation and amortization	8,082	6,363
Total operating expenses	66,815	61,036
Operating income	25,820	21,747

Other income:
Interest income, net	293	482
Gain on sale of fleet vehicles	1,948	44
Other income	647	242
Total other income	2,888	768
Income before income taxes	28,708	22,515

Income taxes	11,340	8,758
Net income	$17,368	$13,757

Basic net income per share	$.20	$.15

Weighted average shares outstanding	89,024	92,366

Diluted net income per share	$.19	$.15

Weighted average shares and dilutive potential common shares outstanding	91,485	94,154

Copart, Inc.

Consolidated Statements of Income — 2

(Dollars in thousands, except per share data)

	Six Months Ended January 31,
	2004	2003

Revenues	$184,101	$166,278

Operating costs and expenses:
Yard and fleet	101,804	96,076
General and administrative	16,709	13,074
Depreciation and amortization	15,481	11,994
Total operating expenses	133,994	121,144
Operating income	50,107	45,134

Other income:
Interest income, net	587	937
Gain on sale of fleet vehicles	1,948	171
Other income	1,258	581
Total other income	3,793	1,689
Income before income taxes	53,900	46,823

Income taxes	21,291	18,360
Net income	$32,609	$28,463

Basic net income per share	$.37	$.31

Weighted average shares outstanding	89,258	92,307

Diluted net income per share	$.36	$.30

Weighted average shares and dilutive potential common shares outstanding	91,322	94,135

Other Data
Number of auction facilities	105	101

Copart, Inc.

Consolidated Balance Sheets — 3

(in thousands, except share data)

	January 31, 2004	July 31, 2003

ASSETS

Current assets:
Cash and cash equivalents	$105,579	$116,746
Accounts receivable, net	94,916	71,553
Vehicle pooling costs	28,706	23,381
Income taxes receivable	—	4,018
Prepaid expenses and other assets	10,665	10,068
Equipment held for sale	10,040	—
Total current assets	249,906	225,766
Property and equipment, net	253,831	244,361
Intangibles and other assets, net	5,928	7,859
Goodwill	109,749	109,114
Total assets	$619,414	$587,100

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$7	$91
Accounts payable and accrued liabilities	39,941	38,309
Deferred revenue	11,882	9,708
Income taxes payable	680	—
Deferred income taxes	7,952	5,902
Other current liabilities	163	174
Total current liabilities	60,625	54,184
Deferred income taxes	8,014	6,014
Long-term debt, less current portion	13	16
Other liabilities	1,202	1,247
Total liabilities	69,854	61,461
Commitments and contingencies

Shareholders’ equity:
Common stock, no par value – 180,000,000 shares authorized; 89,120,110 and 89,883,412 shares issued and outstanding at January 31, 2004 and July 31, 2003, respectively	261,293	269,968
Accumulated other comprehensive loss	(14)	—
Retained earnings	288,281	255,671
Total shareholders’ equity	549,560	525,639
Total liabilities and shareholders’ equity	$619,414	$587,100